EXHIBIT 99
          FOR IMMEDIATE RELEASE

                    NUI CORPORATION REPORTS FIRST QUARTER RESULTS

  Bedminster, N.J. -- January 25, 1995 -- NUI Corporation (NYSE:NUI; National Utility Investors) today reported first quarter net income of $3.98 million, or $0.44 per share, for the three months ended December 31, 1994, compared with net income of $5.85 million, or $0.71 per share, a year ago. The current quarter's results reflect $1.4 million of non-recurring pre-tax charges relating in part to the settlement of NUI's Florida division rate case in December 1994, and in part to restructuring the division's operations. The current quarter also reflects higher interest expense principally associated with increases in short-term interest rates, as well as increases in other operation and maintenance expense and depreciation charges. These increases were partially offset by $1.0 million of pre-tax operating income from NUI's Pennsylvania and Southern division, which was acquired in April 1994.

  "During the first quarter, we took a number of steps in our on-going effort to restructure NUI's Florida division. In addition to management changes, new rates went into effect there at the end of the quarter, and we will be increasing rates in our newly-deregulated leasing business in Florida on February 1," said John Kean, Jr., President and Chief Operating Officer. "Also during the quarter we implemented an early retirement program targeted to ten percent of our overall workforce. In addition to reducing headcount, this program is a key step in the restructuring of the company's business operations, designed to maximize margin potential and achieve on-going efficiencies. The favorable settlement of our New Jersey labor contract in November demonstrates our employees' commitment to the company's future success. NUI Corporation is committed to attaining a more competitive position for overall earnings growth."

   The current quarter's results reflect 9.1 million average total shares outstanding, compared with 8.2 million shares a year ago. Effective December 1994, the company directed the agents of its common stock investment plan ("NUI Direct") and employee stock plans to purchase shares on the open market to fulfill the plans' requirements.

   NUI Corporation, based in Bedminster, N.J., is a multi-state natural gas distribution company serving over 340,000 customers through its Elizabethtown Gas (NJ), City Gas Company of Florida, and Pennsylvania & Southern Gas Company operating divisions. Pennsylvania & Southern does business as North Carolina Gas Service, Valley Cities Gas Service (PA), Waverly Gas Service (NY), and Elkton Gas Service (MD).

                                        # # #


  Contact: Alexandra Pruner (908) 781-7815        statistical table follows





                             NUI CORPORATION (NYSE: NUI)
                                  COMPARATIVE TABLE
        (Thousands, Except Per Share Amounts and Degree Day Data; unaudited)


                                 Three Months Ended Twelve Months Ended
                                    December 31,        December 31,
                                  1994      1993      1994      1993

           Operating Revenues    $102,524  $105,603  $389,207  $359,377

           Operating Income        $8,388    $9,351   $24,870   $26,018
           Net Income              $3,978    $5,852    $8,906   $12,904

           Net Income Per Share     $0.44     $0.71     $1.01     $1.58
           Weighted Average
           Number of Shares of
           Common Stock
           Outstanding (000's)      9,137     8,218     8,846     8,164


           Degree Day Data:

             New Jersey -
             Actual
             Normal: 1,725          1,352     1,633

             North Carolina-
             Actual
             Normal: 1,485          1,238     1,543

             Overall Variance
             from 30-Year
             Average in New           22%       5%
             Jersey ("Normal")     warmer    warmer

             Overall Variance
             from 30-Year
             Average in North
             Carolina                 17%       4%
             ("Normal")            warmer    colder



           Total Average
           Customers Served       350,905   322,756


           Total Throughput
           (Bcf's)                   2l.9      20.5


                                                  Contact: Alexandra Pruner
                                                             (908) 781-7815